FOR IMMEDIATE RELEASE

Company Contact:	Media Contact:	Investor Relations Contact:
Robert R. Schiller	Michael Fox	James R. Palczynski
President & Chief Operating Officer	President, Corporate Communications	Principal
Armor Holdings, Inc.	Integrated Corporate Relations, Inc.	Integrated Corporate Relations, Inc.
904.741.5400	203.682.8218	203.682.8229
www.armorholdings.com	mfox@icrinc.com	jp@icrinc.com

ARMOR HOLDINGS, INC. ANNOUNCES PROPOSED
SENIOR SUBORDINATED NOTES OFFERING

Jacksonville, FL – June 20, 2006 – Armor Holdings, Inc. (NYSE: AH), a leading manufacturer and distributor of security products and vehicle armor systems serving military, law-enforcement, homeland security and commercial markets, announced today that it intends to offer, subject to market conditions and other factors, $400 million of Senior Subordinated Notes due 2016. Armor intends to use the net proceeds from the offering to refinance existing indebtedness associated with the acquisition of Stewart and Stevenson and for general corporate purposes. The offering of the notes is expected to close June 30, 2006.

The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the ‘‘Securities Act’’) and to non-U.S. persons in reliance on Regulation S under the Securities Act. The notes will not be registered under the Securities Act and may not be offered or sold by holders thereof without registration unless an exemption from such registration is available under the Securities Act and applicable State securities laws.

This press release does not constitute an offer to see these notes, nor a solicitation for an offer to purchase these notes, nor is it a solicitation of any proxy or consent for any purpose. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About Armor Holdings, Inc.

Armor Holdings, Inc. (NYSE:AH) is a diversified manufacturer of branded products for the military, law enforcement, and personnel safety markets. Additional information can be found at www.armorholdings.com.

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as ‘‘anticipates,’’ ‘‘believes,’’ ‘‘plans,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘future,’’ and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including the company's Registration Statement on Form S-3, its 2005 Form 10-K and most recently filed Forms 8-K and 10-Q.

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